UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: June 26, 2014

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2014, DURECT Corporation entered into a Loan and Security Agreement (the “Loan Agreement”) with Oxford Finance LLC, pursuant to which Oxford provided a $20 million secured single-draw term loan to the Company with a maturity date of July 1, 2018. The term loan was fully drawn at close and the proceeds are to be used for working capital and general business requirements. The term loan is secured by substantially all of the assets of the Company, except that the collateral does not include any equity interests in the Company, any intellectual property (including all licensing, collaboration and similar agreements relating thereto), and certain other excluded assets. The term loan repayment schedule provides for interest only payments for the first 18 months, followed by consecutive equal monthly payments of principal and interest in arrears starting on February 1, 2016 and continuing through the maturity date. The Loan Agreement provides for a 7.95% interest rate on the term loan, a $150,000 facility fee that was paid at closing and a final payment equal to 8% of the principal amount of the term loan, which is due when the term loan becomes due or upon the prepayment of the facility. If the Company elects to prepay the loan, there is also a prepayment fee between 1% and 3% of the principal amount of the term loan depending on the timing and circumstances of prepayment.

The Loan Agreement contains customary representations, warranties and covenants of the Company, as well as customary events of default and indemnification obligations of the Company. The foregoing description is only a summary of certain provisions of the Loan Agreement and is qualified in its entirety by the terms of the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2014.

A copy of DURECT’s press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release of DURECT Corporation dated June 26, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: June 26, 2014	By:	/s/ Matthew J. Hogan
Matthew J. Hogan
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of DURECT Corporation dated June 26, 2014